UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

HILL-ROM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation) 130 East Randolph Street Suite 1000 Chicago, Illinois (Address of principal executive offices)	1-6651 (Commission File Number)	35-1160484 (IRS Employer Identification No.) 60601 (Zip Code)

(312) 819-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, without par value	HRC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐ Emerging growth company (Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark of the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement.

On August 30, 2019 (the “Closing Date”), Hill-Rom Holdings, Inc. (the “Company”) entered into a senior credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent for a new $1.0 billion senior secured term loan A facility (the “Term Loan Facility”) and a new $1.2 billion senior secured revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “New Credit Facilities”), the other lenders party thereto and the subsidiaries of the Company (including Welch Allyn, Inc.) party thereto from time to time as additional borrowers, together with security and other related agreements. The Term Loan Facility and the Revolving Credit Facility were used on the Closing Date to fund the payoff of the outstanding borrowings and other obligations under the Company’s existing amended and restated senior credit agreement, dated September 21, 2016, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Company’s existing $1.4625 billion senior secured term loan A facility (of which approximately $938.4 million in principal amount remained outstanding on the Closing Date) and $700.0 million senior secured revolving credit facility, as amended (the “Existing Credit Agreement”), and fees, costs and expenses related to the New Credit Facilities and the payoff of the Existing Credit Agreement.

Interest. Borrowings under the Term Loan Facility and the Revolving Facility bear interest at a rate per annum equal to, at the Company’s option, either (1) 0.300% or, after the delivery of the financial statements for the first full fiscal quarter after the Closing Date, 0.250% to 0.750% subject to a pricing grid set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio) plus an alternate base rate (“ABR”) determined by reference to the highest of (a) the Federal Funds Effective Rate (as defined in the New Credit Agreement) plus 0.50%, (b) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and (c) the one-month Adjusted LIBO Rate (as defined below) plus 1.00% or (2) 1.300% or, after the delivery of the financial statements for the first full fiscal quarter after the Closing Date, 1.250% to 1.750% subject to a pricing grid set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio) plus the London interbank offered rate rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for the applicable currency for the applicable interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or any successor or substitute page selected by the administrative agent or other applicable screen rate for such currency (the “Adjusted LIBO Rate”), which shall at all times be deemed to be not less than 0.00% per annum. In addition to paying interest on outstanding principal under the Revolving Credit Facility, the Company is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder equal to 0.200% or, after the delivery of the financial statements for the first full fiscal quarter after the Closing Date, 0.175% to 0.300% subject to a pricing grid set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio).

Prepayments. The New Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with: (i) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Company or any of its restricted subsidiaries, subject to customary thresholds and reinvestment rights and (ii) 100% of the Company’s and its restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the New Credit Agreement. The Company may voluntarily prepay outstanding loans under the Company’s Term Loan Facility at any time subject to customary “breakage” costs with respect to Adjusted LIBO Rate loans.

The Revolving Credit Facility is required to be prepaid to the extent extensions of credit thereunder exceed overall commitments. The Company may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to Adjusted LIBO Rate loans.

Maturity. In connection with the Term Loan Facility, the Company is required to make scheduled quarterly payments (commencing with the end of the first full fiscal quarter ending after the Closing Date) as follows, with the balance due on the fifth anniversary of the Closing Date:

Year	Amortization%

1	5.00% per annum

2	5.00% per annum

3	5.00% per annum

4	7.50% per annum

5	10.00% per annum for the first three fiscal quarters and remainder at maturity

The Revolving Credit Facility will mature and the commitments thereunder will terminate five years after the Closing Date.

Guarantee and Security. The Company’s and the other borrowers’ obligations under the New Credit Facilities are unconditionally guaranteed by each of the Company’s existing and future U.S. wholly-owned restricted subsidiaries that have not been designated as additional borrowers under the New Credit Agreement (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a first priority security interest in substantially all of the assets of the Company, the other borrowers and the guarantors (subject to customary exceptions and other limitations), in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s U.S. wholly-owned restricted subsidiaries (other than real estate and with other customary exceptions and other limitations) and 65% of the voting capital stock and 100% of the non-voting capital stock of certain of the Company’s foreign restricted subsidiaries. If a foreign subsidiary of the Company is designated as a borrower under the New Credit Agreement, its assets will not secure the obligations of the Company, any other borrower or any guarantor under the New Credit Facilities.

Covenants. The New Credit Agreement requires the Company to comply with two financial covenants, (i) a total secured debt net leverage ratio test of 3.00:1.00 and (ii) a minimum interest coverage ratio test of 4.00:1.00, in each case tested as of the last day of each fiscal quarter; provided that, with respect to the total secured debt net leverage ratio test, the borrower may increase the maximum ratio by 0.50:1.00 for four (4) consecutive fiscal quarters in connection with certain permitted acquisitions. In addition, the New Credit Agreement contains negative covenants applicable to the Company and its restricted subsidiaries that, among other things and subject to certain significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness, make guarantees or engage in hedging arrangements; (ii) incur liens or engage in sale-leaseback transactions; (iii) make investments, loans and acquisitions; (iv) merge, liquidate or dissolve; (v) sell assets, including capital stock of subsidiaries; (vi) pay dividends on capital stock or redeem, repurchase or retire capital stock; (vii) alter the Company’s business; (viii) engage in transactions with affiliates of the Company and its restricted subsidiaries; and (ix) enter into agreements limiting subsidiary dividends and distributions.

Other Terms. The New Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the lenders under the New Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor.

Incremental Facilities. The New Credit Agreement provides that the Company has the right at any time to request incremental term and/or revolving commitments up to (1) $600.0 million, plus (2) all voluntary prepayments of the Term Loan Facility (to the extent not funded with the proceeds of long-term debt), plus (3) an unlimited additional amount so long as such amount at such time could be incurred without causing the pro forma first lien net leverage ratio to exceed 3.00 to 1.00. The lenders under the New Credit Facilities are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans is subject to certain customary conditions precedent.

The description of the New Credit Agreement set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 30, 2019, concurrently with the Company’s entry into the New Credit Agreement as described in Item 1.01 hereto, the Company terminated the Existing Credit Agreement and repaid all outstanding borrowings thereunder in full.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Credit Agreement dated as of August 30, 2019 among Hill-Rom Holdings, Inc., Welch Allyn, Inc., the other borrowers from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
(Registrant)

DATE: August 30, 2019	By:	/s/ Deborah M. Rasin
	Name:	Deborah M. Rasin
	Title:	Senior Vice President,
Chief Legal Officer and Secretary